Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS [***].

Execution Version

ASSET PURCHASE AND SALE AGREEMENT

by and between

GALERA THERAPEUTICS, INC.

a corporation duly incorporated under the laws of Delaware

GALERA LABS, LLC

a Missouri limited liability company, and

BIOSSIL INC.

a corporation duly incorporated under the laws of Canada

Dated as of October 15, 2025

4929-2562-3925v.4

TABLE OF CONTENTS

i

Schedules:

Schedule 1.1(a) – Purchased IP

Schedule 1.1(b) – Assumed Contracts

Schedule 1.1(b)-1 – Excluded Confidentiality Agreements

Schedule 1.1(c) – Regulatory Filings and Approvals

Schedule 1.1(e) – Purchased Inventory

Schedule 1.1(f) – Purchased Equipment

Schedule 1.5(e)-1 – Chemical Structure for GC4419

Schedule 1.5(e)-2 – Chemical Structure for GC4711

Seller Disclosure Schedule

Exhibits:

Exhibit A – Bill of Sale

Exhibit B – Assignment and Assumption Agreement

Exhibit C – Patent Assignment

ii

Execution Version

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of October 15, 2025, by and between (i) Galera Therapeutics, Inc., a corporation duly incorporated under the laws of Delaware, and its Affiliate, Galera Labs, LLC, a Missouri limited liability company (collectively, “Seller”), and (ii) Biossil Inc., a corporation duly incorporated under the laws of Canada (“Buyer”). Hereinafter, “Parties” shall mean Seller and Buyer together, and “Party” shall mean either Seller or Buyer, as the context requires.

RECITALS

WHEREAS, Seller is a clinical-stage biotechnology company focused on discovering and developing novel therapeutics targeting oxygen metabolic pathways with the potential to both facilitate and improve radiation therapy in cancer treatment;

WHEREAS, Seller owns or controls a portfolio of dismutase mimetic assets, including avasopasem manganese and rucosopasem manganese (referred to as GC4419 and GC4711, respectively, by Seller);

WHEREAS, Seller desires to sell, and Buyer desires to acquire, assets of Seller and its Affiliates exclusively related to the Compounds (as defined herein), which are dismutase mimetic assets, on the terms and conditions set forth in this Agreement; and

WHEREAS, Seller is selling, transferring and assigning to Buyer all right, title and interest in and to the Purchased Assets, and will not retain any ownership interest, license-back, field-of-use rights, reversion or control rights in the Purchased Assets.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

Article I.
TRANSFER OF PROPERTIES AND ASSETS OF SELLER

Section 1.1 Sale and Transfer of Properties and Assets. Upon the terms and subject to the conditions of this Agreement, and in consideration of the purchase by Buyer described below, Buyer hereby agrees to purchase and Seller hereby agrees to, and cause its Affiliates to, sell, transfer, convey, assign and deliver to Buyer, free and clear of all mortgages, pledges, charges, hypothecations, liens, claims, and encumbrances of any kind, nature or description (collectively, “Liens”) (except as expressly permitted in this Agreement and except for Permitted Liens), immediately following the execution of this Agreement (the “Closing”), the following assets exclusively related to the Compounds (collectively, the “Purchased Assets”):

(a) all Purchased IP set forth on Schedule 1.1(a);

(b) all rights of Seller and its Affiliates under all Contracts set forth on Schedule 1.1(b), including without limitation the Blackstone Agreement (and all rights and obligations thereunder as “Seller”) and the Exclusive License (and all rights thereunder as “Licensor”), as such Contracts may have been amended prior to the date hereof (the “Assumed Contracts”);

4929-2562-3925v.4

(c) all Regulatory Filings and Approvals set forth on Schedule 1.1(c);

(d) any and all intangibles and goodwill of Seller and its Affiliates arising from the Purchased IP;

(e) all Inventory listed on Schedule 1.1(e) which is not consumed in the ordinary course of Seller’s business prior to the Closing Date (the “Purchased Inventory”);

(f) all equipment listed on Schedule 1.1(f) (the “Purchased Equipment”);

(g) any and all material books, records, files, manuals, and other documentation (including clinical study reports, investigator brochures, registrations and INDs) owned by Seller and its Affiliates and in their possession or control that relate primarily to the Compounds, including (i) all material data in all databases for all clinical and pre-clinical studies for all drug and device trials undertaken with respect to the Compounds and otherwise primarily related to the Purchased Assets, (ii) all material Purchased IP files, file histories, engineering documents and other technical correspondence, and (iii) all material business information, tangible or intangible, primarily used in connection with the Compounds (collectively, the “Assigned Books and Records”), including those held by Third Party contractors on behalf of Seller, and Seller shall deliver appropriate letters instructing such Third Parties to provide Buyer with direct access and control effective as of or immediately following the Closing;

(h) all claims (including claims for past infringement or misappropriation of the Purchased IP), causes of action, judgments and demands of whatever kind or description (regardless of whether or not such claims and causes of action have been asserted by Seller) that arise out of or relate to any of the Purchased Assets to the extent such claims, causes of action, judgments or demands are not Excluded Assets; and

(i) all rights of indemnification, warranty, contribution, credits, refunds, reimbursement and other rights of recovery (regardless of whether such rights are currently exercisable) possessed by Seller against Third Parties (excluding insurance carriers) that arise out of or relate to any of the Purchased Assets to the extent such rights of indemnification, warranty, contribution, credits, refunds, reimbursement or other rights of recovery are not Excluded Assets or do not relate to (or represent a counterclaim of Seller or its Affiliates in connection with) any Excluded Liability and provided that, with respect to any such rights the transfer of which is subject to Third Party consents, Seller shall use commercially reasonable efforts to secure such consents, at Buyer’s expense.

Section 1.2 Excluded Assets. All assets, properties, rights and interests of Seller not included in the Purchased Assets are expressly excluded from the purchase and sale contemplated hereby and as such are not included in the Purchased Assets and shall remain the assets, property rights and interests of Seller (collectively, the “Excluded Assets”), which shall include the Excluded Contract and the Excluded Confidentiality Agreements. For clarity, Seller retains no right, title or interest in or to the Purchased Assets other than (i) the right to receive payments expressly provided for in Section 1.5 and (ii) access and copies of Assigned Books and Records as permitted by Section 1.10(b).

Section 1.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume, and shall pay, perform, satisfy and discharge (or cause to be paid, performed, satisfied and discharged on behalf of Buyer) when due, the following Liabilities of Seller related to the Purchased Assets (collectively, the “Assumed Liabilities”):

(a) any Liability of Seller arising under the Assumed Contracts, including, without limitation, the Blackstone Agreement, on or after the Closing pursuant to such Assumed Contracts;

(b) any Liability relating to the storage, handling, and transfer of all drug substance, intermediates and finished drug product included in the Purchased Assets arising on or after the Closing;

(c) any Liability relating to product liability claims related to any Product if and to the extent such claims arise in respect of activities occurring on or after the Closing.

For clarity, Buyer does not assume any Liabilities arising out of any breach by Seller of any Assumed Contract. Further, the Parties agree that, effective as of the Closing, “Seller” under the Blackstone Agreement will be deemed to refer to Buyer, and Seller will no longer have any rights or obligations under the Blackstone Agreement.

Section 1.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities will exclude any Liability whatsoever not expressly assumed by Buyer under Section 1.3, including, but not limited to, the following Liabilities, which shall be retained by Seller (collectively, the “Excluded Liabilities”):

(a) any Liability relating to the Purchased Assets existing prior to Closing, other than any Assumed Liability;

(b) any Liability of Seller and its Affiliates arising out of or relating to the execution, delivery or performance of any of the Transaction Documents;

(c) any Liability relating to or arising out of the Excluded Assets;

(d) any Liability (i) under the Assumed Contracts required to be paid, performed, satisfied or discharged or otherwise, or (ii) relating to the Assumed Contracts existing or arising out of acts, omissions, breaches or violations, with respect to each of the foregoing, arising prior to the Closing;

(e) any Liability arising from or relating to any action taken by Seller and its Affiliates, or any failure on the part of any Seller and its Affiliates to take any action, at any time after the Closing;

(f) any Liability of Seller or its Affiliates to any employee or consultant or former employee or consultant of Seller as of the Closing;

(g) any Liability of Seller for any Tax; and

(h) any Liabilities arising from clinical, regulatory, quality, manufacturing or safety non-compliance, deviations, or violations to the extent occurring or existing prior to the Closing.

Section 1.5 Purchase Price. Upon the terms and subject to the conditions of this Agreement, in full payment for the sale, conveyance, assignment, transfer and delivery of the Purchased Assets, Buyer agrees to assume the Assumed Liabilities and to deliver or cause to be delivered to Seller the following amounts (collectively, the “Purchase Price”) at the following times:

(a) Upfront Payment. Immediately available funds (cash equivalent) payable to Seller at the Closing in the amount of Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Upfront Payment”).

(b) Milestone Payments. As additional consideration for the Purchased Assets, after the occurrence of the Closing, Buyer shall have the obligation to pay to Seller the Milestone Payments (as defined below) set forth in each table below in Section 1.5(b)(i) and Section 1.5(b)(ii) solely upon the first achievement of the corresponding Milestone Event (as defined below). Buyer shall notify Seller in writing within [***] Business Days after the first achievement of each Milestone Event set forth below and shall pay to Seller the corresponding Milestone Payment for each such Milestone Event within [***] Business Days after the achievement thereof. Each of the following Milestone Payments is payable, if at all, only a single time.

(i) Regulatory Milestones. Upon the first achievement of each of the milestone events set forth below with respect to a Product (each, a “Regulatory Milestone Event”), Buyer will pay to Seller the corresponding one-time, non-refundable, non-creditable milestone payment in the amount set forth below (each a “Regulatory Milestone Payment”):

Regulatory Milestone Event	Regulatory Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]

(ii) Sales Milestones. Upon the first achievement of cumulative, worldwide Net Sales in the amounts set forth below with respect to the first Product to achieve each such milestone event (each, a “Sales Milestone Event” and together with each Regulatory Milestone Event, each a “Milestone Event”), Buyer will pay to Seller the corresponding one-time, non-refundable, non-creditable milestone payment in the amount set forth below (each, a “Sales Milestone Payment” and together with each Regulatory Milestone Payment, each a “Milestone Payment”):

Sales Milestone Event	Sales Milestone Payment

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(c) Payments under Exclusive License. [***]

(d) Transaction Payment. [***].

(e) Additional Matters Related to Consideration Payable under this Section 1.5. Notwithstanding any provision of this Agreement to the contrary, for the purposes of this Section 1.5, the term “Compounds” means the Compounds included on Schedule 1.5(e)-1 and Schedule 1.5(e)-2, and any salts, esters, isomers, metabolites, polymorphs, hydrates, solvates, formulations, dosage forms, and methods of administration thereof, and “Product” means a product including any of the Compounds as identified in this Section 1.5(e) and those other forms thereof identified in this Section 1.5(e), and any other product that would infringe a Valid Claim within the Purchased IP.

(f) Currency of Payments. All amounts payable and calculations under this Agreement shall be in United States Dollars. As applicable, Net Sales shall be translated into dollars using the average of the applicable daily exchange rates published in The Wall Street Journal (or any other qualified source that is acceptable to both Parties) for the last day of each month of the Calendar Quarter in which such Net Sales occurred. All payments due to Seller under this Agreement shall be paid in United States Dollars by bank wire transfer of immediately available funds.

Section 1.6 Tax Matters.

(a) Withholding. Buyer shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax law or under any applicable Legal Requirement. To the extent such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to Seller. Each Party shall cooperate and otherwise take commercially reasonable efforts to obtain appropriate exemptions for or refunds of any such applicable Taxes and to minimize any such Taxes.

(b) Transfer Taxes. All Transfer Taxes that may become payable in connection with the sale and purchase of, payment for, delivery of, or transfer of title to the Purchased Assets to Purchaser within the United States shall be [***]; provided that Buyer shall be solely responsible for any such Transfer Taxes to the extent they become payable in connection with the delivery or transfer of Purchased Assets to Purchaser (or for the benefit of Purchaser) in a foreign jurisdiction. Seller shall bear responsibility for any Taxes imposed on Seller’s income. Buyer shall file all necessary Tax Returns and other documentation required to be filed by it under

Applicable Law, and Seller will join in the execution of any such Tax Returns and other documentation. Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation required to obtain any exemption from (or reduction in) Transfer Taxes, and shall cooperate in taking any commercially reasonable efforts to minimize liability for Transfer Taxes.

Section 1.7 Seller Closing Deliveries. Seller shall duly execute and/or deliver to Buyer at the Closing:

(a) a bill of sale, in the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by Seller;

(b) an assignment and assumption agreement, in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by Seller; and

(c) a patent assignment agreement, in the form attached hereto as Exhibit C (the “Patent Assignment”), duly executed by Seller.

(d) such notices, consents and agreements as may be necessary or appropriate in order to complete the transactions contemplated hereby and assign to Buyer all rights and benefits under the Assumed Contracts; provided that Seller shall not be required to take any action that cannot be taken using commercially reasonable efforts; provided, further, that Seller shall not be required to incur any out-of-pocket expenses unless Buyer agrees to reimburse Seller therefor.

Notwithstanding anything herein to the contrary, the failure by Seller to obtain the consent of any Third Party to the assignment of any Assumed Contract prior to Closing shall not be a breach of Seller’s obligations under this Section 1.7, but Seller shall comply with its obligations under Section 4.5(c).

Section 1.8 Buyer Closing Deliveries. Buyer shall properly execute and deliver to Seller at the Closing:

(a) the Upfront Payment;

(b) the Bill of Sale, duly executed by Buyer;

(c) the Assignment and Assumption Agreement, duly executed by Buyer; and

(d) the Patent Assignment, duly executed by Buyer.

Section 1.9 Closing. The Closing shall take place remotely by the exchange of documents and signatures (or their electronic counterparts) on the date hereof, concurrently with the execution and delivery of this Agreement.

Section 1.10 Tangible Purchased Assets; Assigned Books and Records.

(a) All tangible Purchased Assets will be delivered promptly after the Closing Date (and in any case within [***] Business Days after the Closing Date) to Buyer or its Affiliated designee at the Buyer’s principal place of business or, to the extent that any such Purchased Assets are located on the Closing Date at the premises of a Third Party, to the Buyer or its Affiliated designee at such other location where the tangible Purchased Assets are located as of the Closing Date. Buyer shall receive and promptly remove all tangible Purchased Assets from the location where they are delivered.

(b) Seller may retain copies of any Assigned Books and Records to the extent necessary for tax, accounting, regulatory, compliance or litigation purposes, or to perform and discharge the Excluded Liabilities and its obligations under this Agreement, or if such Assigned Books and Records contain information with respect to any Excluded Asset or Excluded Liability.

Section 1.11 Additional Obligations of Seller.

(a) For a period of [***] calendar days following the Closing Date (the “Transition Period”), upon reasonable prior written notice, Seller agrees to make available (during normal business hours hours) the employees of Seller as of the Closing Date to assist Buyer on matters relating to the Purchased Patents, at no additional cost to Buyer. During the Transition Period, at the reasonable request of Buyer and at no additional cost to Buyer, Seller will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such assignments or other instruments as necessary or desirable for fully perfecting and conveying unto Buyer the benefit of the transactions contemplated hereby; provided further that Seller will use commercially reasonable efforts to facilitate introductions to inventors of the Purchased Patents and to provide information in the Seller’s possession and control as of the Closing Date in furtherance of the foregoing. Further, for a period of [***] calendar days following the Closing Date, Seller agrees to provide such assistance and cooperation (during normal business hours) as Buyer may reasonably request from time to time upon prior written notice in connection with the protection, prosecution, maintenance, defense and enforcement by Buyer of the Purchased Patents, including in connection with any Action against a third party involving any Patent or the invalidity or unenforceability of any Patent. Without limiting the generality of the foregoing, Seller agrees that the cooperation and assistance that it will provide under this Section 1.11(a) will include, without limitation, the disclosure of all pertinent factual or other information and data that is in Seller’s possession and control and that has not already been transferred to Buyer (including disclosure of any not previously transferred (a) lab notebooks, reports, and similar information, and (b) conception and reduction to practice materials in Seller’s possession). Seller consents to Buyer, at Buyer’s sole discretion, engaging Seller’s current patent prosecution counsel after the Closing to represent Buyer in connection with the continued prosecution or maintenance of any Patent.

(b) Following the Closing, upon reasonable prior written notice, Seller agrees to make available (during normal business hours) the employees of Seller as of the Closing Date to assist Buyer, for up to [***] hours in the aggregate at no additional cost to Buyer (with any subsequent assistance being at the cost of Buyer), on matters relating to the Compounds and Know-How within the Purchased IP, including matters relating to past regulatory filings and clinical-related issues, at no additional cost to Buyer. Without limiting the generality of the foregoing, Seller agrees that the cooperation and assistance that it will provide under this Section 1.11(b) will include, without limitation, (i) explanations and clarifications with respect to the use and implementation of such Know-How, and (ii) the disclosure of all pertinent factual or other information, data and documents that is in Seller’s possession and that has not already been transferred to Buyer, including (a) technical information, data, results, reports, protocols, specifications, formulation methods, stability data, manufacturing processes (including upstream and downstream processes), quality control procedures, analytical methods, validation data, and standard operating procedures, (b) pre-clinical and clinical data (including toxicology and pharmacokinetic data), study protocols, regulatory filings and correspondence (to the extent permitted by Applicable Law and subject to Third Party obligations), and safety data, and (c) any other information, documents, materials, samples, or instructions that are necessary or reasonably useful to enable Buyer, its Affiliates or licensees to Exploit the Products.

Article II.
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to such exceptions as are disclosed in the corresponding Section, subsection or clause of the Seller’s disclosure schedule dated as of the date hereof and delivered herewith to Buyer (the “Seller Disclosure Schedule”) corresponding to the applicable Section of this Article II (or disclosed in any other Section, subsection or clause of the Seller Disclosure Schedule; provided that it is reasonably apparent on the face of such disclosure that such disclosure would be responsive to such other Section, subsection or clause of this Article II), Seller hereby represents and warrants to Buyer as of the Closing Date as follows:

Section 2.1 Corporate Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller has all requisite corporate power and authority to carry on its business as now being conducted as relates to the Purchased Assets.

Section 2.2 Consents, Authorization and Enforceability.

(a) No material consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority is required by, or with respect to, Seller or the Purchased Assets in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) any notice filings or registrations of transfer with any Governmental Authority that may be required in connection with the assignment and transfer of the Purchased Assets that are described on Section 2.2(a) of the Seller Disclosure Schedule, except for those to be performed or made to evidence the transfer of Purchased Assets after the Closing in connection with the Transaction Documents, and (ii) such other material consents, waivers, approvals, authorizations or notices, if any, described on Section 2.2(a) of the Seller Disclosure Schedule.

(b) All requisite corporate action necessary to authorize the execution, delivery and performance by Seller of this Agreement, the other Transaction Documents and each of the other agreements contemplated hereby to which a Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby has been taken. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar Applicable Law or equitable principles relating to or limiting creditors’ rights generally.

Section 2.3 Title to Assets.

(a) Seller has good and marketable title to all of the Purchased Assets. Seller holds all of the Purchased Assets free and clear of all Liens except for the following Liens (collectively, “Permitted Liens”): (a) those Liens set forth on Section 2.3 of the Seller Disclosure Schedule, (b) Liens released prior to the Closing, (c) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Liens and security obligations incurred in the ordinary course of business for immaterial amounts, and (d) statutory liens for Taxes, assessments or other statutory or governmental charges not yet due and payable.

(b) The Purchased Assets constitute all of the assets, tangible and intangible, owned or licensed by Seller and its Affiliates material to the Compounds as conducted by Seller at any time prior to the date hereof.

(c) The Purchased Assets constitute all of the assets, tangible and intangible, owned or licensed by Seller and its Affiliates that are necessary or reasonably useful to exercise the rights or perform the obligations of Seller under the Blackstone Agreement.

Section 2.4 Non-Contravention. Except as set forth on Section 2.4 of the Seller Disclosure Schedule, the execution and delivery of this Agreement by Seller does not and the consummation of the transactions contemplated hereby by Seller will not (a) violate any provision of the certificate of incorporation or similar governance documents that may be applicable to Seller, (b) result in a breach (or any event which, with notice or lapse of time or both, would constitute a breach) of any material term or provision of, or constitute a material default under, any Assumed Contract or other Contract material to the Compounds to which Seller is a party or by which Seller or the Purchased Assets are bound, except as would not reasonably be expected to have a Material Adverse Effect, (c) result in the creation of any Lien on the Purchased Assets (other than a Permitted Lien), or (d) violate in any material respect any Applicable Law or any judgment, decree, order, regulation or rule of any Governmental Authority by which Seller is bound or subject.

Section 2.5 Contracts and Commitments.

(a) There is not under any Assumed Contract: (A) any existing material default by Seller or, to Seller’s Knowledge, by any other party thereto, or (B) any event which, after notice or lapse of time or both, would constitute a material default by Seller or, to Seller’s Knowledge, by any other party, or result in a right to accelerate or terminate or result in a loss of any material rights of Seller, except as would not reasonably be expected to have a Material Adverse Effect. The Assumed Contracts set forth on Schedule 1.1(b) are all of the Contracts to which Seller and its Affiliates are a party that are currently in effect and are material to the

Compounds. True, correct and complete copies of all Assumed Contracts have been made available to Buyer in the Data Room (to the extent in Seller’s possession).

(b) Without limiting the foregoing, Seller’s representations and warranties under the Blackstone Agreement were true and accurate, in all material respects, as of the closing (or as of the relevant time period stated therein) of the Blackstone Agreement.

Section 2.6 Intellectual Property.

(a) Schedule 1.1(a) sets forth a list of all Patents related to the Compounds and owned by Seller, specifying as applicable: (i) the title thereof, if any; (ii) the registration or application number thereof, if any; and (iii) the jurisdiction in which such item exists or is registered. Except as set forth on Section 2.6(a) of the Seller Disclosure Schedule, there are no outbound licenses, options or rights granted by Seller to any Person with respect to the Purchased IP or any other similar agreements to which Seller is a party pursuant to which Seller permits any other Person to use any Purchased IP. All Purchased IP consisting of issued registrations are valid and enforceable.

(b) There are no claims pending or, to the Knowledge of Seller, threatened in writing by or against Seller or before any Governmental Authority, challenging the validity of any Purchased IP. The consummation of the transactions contemplated hereby will not alter or impair any of Seller’s right, title or interest in or to all Purchased IP. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any claim of an issued (granted) and unexpired Patent within the Purchased IP. To Seller’s Knowledge, no Action has been instituted or is pending against Seller or has been threatened in writing that challenges the right of Seller with respect to its use or ownership of the Purchased IP.

(c) Seller has taken commercially reasonable measures to protect, preserve and maintain the secrecy, confidentiality and value of all trade secrets and all other confidential material information included within the Purchased IP.

(d) To Seller’s Knowledge, Seller and its employees and agents have not engaged in any conduct or omitted to perform any necessary act, the result of which reasonably could be expected to invalidate any of the Purchased Patents.

(e) To Seller’s Knowledge, the Purchased IP and the Compounds do not violate, infringe or misappropriate the Intellectual Property Rights of any Third Party.

(f) None of the Purchased IP is subject to any settlements, covenants not to sue, standstill or similar agreements that would limit Buyer’s practice, enforcement or enjoyment of the Purchased IP. None of the Purchased IP is subject to any non-compete, grant-back, field restriction or most-favored nation provisions (other than the Exclusive License).

(g) To Seller’s Knowledge, each Person who is or was an employee, officer or contractor of Seller or its Affiliates who contributed in any material respect to the creation or development of the Purchased IP has signed an agreement containing obligations of confidentiality and an assignment to Seller or its Affiliates of all Intellectual Property Rights in such individual’s or entity’s contribution to the Purchased IP.

(h) Except as identified with respect to any Purchased Patent on Schedule 1.1(a), none of the Purchased IP has been developed or otherwise obtained through the use of funding or other resources of any Governmental Authority or institution of higher learning in a manner that would confer any ownership or march-in rights in any Purchased IP. None of the Purchased Patents has been developed by, on behalf of, jointly with, or with the funding of, a Third Party in a manner that would adversely affect Seller’s rights and interest in any Purchased IP.

(i) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right to cause, (i) a loss of, or Lien on, any Purchased IP; (ii) the release, disclosure, or delivery of any Purchased IP by or to any escrow agent or other Person; or (iii) the grant, assignment, or transfer to any other Person of any license or other material right or interest under, to, or in any of the Purchased IP.

(j) To Seller’s Knowledge, Seller has paid all filing fees, issue fees, annuities and other fees and charges applicable to the Purchased IP, including those required for the issuance, registration, maintenance, filing and prosecution of the Purchased IP, except as would not have a Material Adverse Effect, and except as set forth on Section 2.6(j) of the Seller Disclosure Schedule, no filings, responses or other actions are required to be taken, and no renewal, maintenance or other fees are due, during the ninety (90) day period following the Closing Date. No Purchased IP is the subject of any pending, or to Seller’s Knowledge threatened, interference, opposition, cancellation, protest, litigation or other challenge or Action. To Seller’s Knowledge, Seller and its patent counsel have satisfied statutory requirements with respect to the filing, prosecution, and maintenance of all registered Purchased IP, except as would not reasonably be expected to have a Material Adverse Effect.

(k) All Intellectual Property Rights of Seller under the Blackstone Agreement is comprised within the Purchased IP and the Purchased IP is the only Intellectual Property Rights owned or controlled by Seller that are necessary or reasonably useful to exercise the rights or perform the obligations of Seller under the Blackstone Agreement.

Section 2.7 Regulatory; Clinical; Manufacturing. (a) All Regulatory Filings and Approvals listed on Schedule 1.1(c) are true, complete and correct copies; (b) such filings were, to Seller’s Knowledge, accurate and complete in all material respects at the time filed; (c) Seller has not received written notice of any clinical hold or similar action related to the Compounds; (d) all clinical and nonclinical studies sponsored by Seller in relation to the Compounds have been conducted in all material respects in accordance with Applicable Law; (e) Seller has not received any written notice of debarment or disqualification of any Person involved in such studies; and (f) all material adverse events required to be reported under Applicable Law have been reported to the appropriate Governmental Authorities in accordance with such Applicable Law.

Section 2.8 Inventory; CMC. All Purchased Inventory and reference standards to be transferred are, to Seller’s Knowledge, (i) manufactured and handled in accordance with current

Good Manufacturing Practice (cGMP), and (ii) accompanied by available batch records, Certificates of Analysis (CoAs) and stability data in Seller’s possession or control.

Section 2.9 Litigation. There is no action, suit, claim, proceeding or investigation (collectively, the “Actions”) pending or, to Seller’s Knowledge, threatened in writing against Seller or, to Seller’s Knowledge, any predecessor in interest to Seller, before or by any Governmental Authority against, relating to or affecting the Purchased Assets or seeking to prevent Seller’s performance of this Agreement and the transactions contemplated hereby.

Section 2.10 Compliance with Law. Seller has conducted its business as applied to or in connection with the Purchased Assets in compliance in all material respects with Applicable Laws.

Section 2.11 Taxes. There are no material Liens for Taxes on any of the Purchased Assets (other than Permitted Liens) and there are no Taxes of Seller related to the Purchased Assets which could become liabilities of Buyer. None of the Purchased Assets constitutes a “United States real property interest” for federal income tax purposes.

Article III.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article III are true and correct as of the Closing Date:

Section 3.1 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Canada. Buyer has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

Section 3.2 Consents and Authorization. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority is required by, or with respect to, Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any notice filings or registrations of transfer with any Governmental Authority that may be required in connection with the assignment and transfer of the Purchased Assets. All requisite corporate action necessary to authorize the execution, delivery and performance by Buyer of this Agreement has been taken. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, arrangement or other similar Applicable Law or equitable principles relating to or limiting creditors’ rights generally.

Section 3.3 Non-Contravention. The execution and delivery of this Agreement by Buyer does not and the consummation of the transactions contemplated hereby by Buyer will not (a) violate any provision of the certificate of incorporation, bylaws or similar governance documents that may be applicable to Buyer, (b) result in the breach (or an event which, with notice or lapse of time or both, would constitute a breach) of any term or provision of, or constitute a default under any material Contract or material arrangement to which Buyer is a party or by which it is bound, or (c) violate in any material respect any Applicable Law or any judgment, decree, order, regulation or rule of any Governmental Authority to which Buyer is bound or subject.

Section 3.4 Litigation and Claims. There is no Action pending, or to the Knowledge of Buyer, threatened, against Buyer before or by any Governmental Authority which seeks to prevent Buyer’s performance of this Agreement and the transactions contemplated hereby or have a material adverse effect on the ability of Buyer to complete such transactions.

Section 3.5 Proof of Funds. [***]

Section 3.6 Adequacy of Funds. [***]

Article IV.
COVENANTS

Section 4.1 Access to Information.

(a) For so long as a Party maintains books, records, files and other information that is subject to this Section 4.1, during normal business hours following reasonable prior notice, each Party [***]

(b) Buyer and Seller will each direct its employees (without substantial disruption of employment) to render any assistance that the other Party may reasonably request in examining or utilizing the Assigned Books and Records.

(c) Neither Buyer nor Seller will destroy any material books, records, files or other information or data that are subject to this Section 4.1 until the expiration of the applicable regulatory record retention period under applicable Legal Requirements (giving effect to any and all extensions or waivers) without giving at least [***] Business Days’ prior written notice to the other Party. Upon receipt of such notice, such other Party may (i) cause to be delivered to it the records intended to be destroyed, at such other Party’s expense, or (ii) notify the first Party that such other Party will pay the cost of storing and maintaining such books and records (including any necessary costs of moving such books and records to a location under control of such other Party and the costs of reviewing and removing from such books and records any information that such other Party is not entitled to receive).

(d) Buyer and Seller will keep all information referred to in this Section 4.1 confidential in accordance with Section 4.2 of this Agreement.

Section 4.2 Obligations of Confidentiality and Non-Use.

(a) Each Party agrees that the Party receiving Confidential Information from the other Party, or otherwise possessing Confidential Information of the other Party, pursuant to this Agreement shall keep confidential and shall not publish or otherwise disclose, and will take all reasonable steps to prevent disclosure of, such Confidential Information and will not use such Confidential Information except for the limited purposes set forth in this Agreement. No provision of this Agreement shall be construed to preclude disclosure of Confidential Information to the extent required to be disclosed by applicable statute, rule or regulation of any Governmental

Authority with competent jurisdiction; provided that the disclosing Party shall be notified as soon as reasonably possible and the receiving Party shall, if requested by the other Party, use reasonable good faith efforts to assist in seeking a protective order (or equivalent) with respect to such disclosure or otherwise take reasonable steps to avoid making such disclosure.

(b) Neither Party shall, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated thereby without the prior approval of the other Party (which shall not be unreasonably delayed, conditioned or withheld), except (i) to the extent required by any Legal Requirement, (ii) as reasonably necessary to obtain any requisite consents and approvals contemplated by this Agreement, or (iii) to the extent necessary for a Party to comply with its obligations hereunder. Notwithstanding anything to the contrary in the foregoing, each Party shall be permitted to make such releases or public announcements or communications to the extent consistent with previous disclosures made in accordance with this Section 4.2(b).

(c) Seller hereby releases, on behalf of Seller and its Affiliates, Buyer and its officers, directors, employees and consultants from all obligations they may have with respect to that portion of the Confidential Information included in the Purchased Assets under any confidentiality agreement with or policy of Seller covering such Confidential Information.

Section 4.3 Records and Audits. For as long as Milestone Events are outstanding, Buyer shall keep, and shall cause Seller to keep, records that are necessary to ascertain the Milestone Payments due hereunder. Such records shall be kept for [***], but for no less than [***] years following the end of the Calendar Quarter to which they pertain. For as long as Milestone Events are outstanding, Seller shall, not more than [***], have the right to have an external independent registered public accounting firm of Seller’s choosing inspect Buyer’s records for the purpose of determining the accuracy of Milestone Payments for a period covering the Calendar Quarter to which they pertain and the [***] calendar years prior to the Calendar Quarter to which they pertain. No period shall be audited more than once and each audit must be reasonable in scope. Such auditors shall keep confidential any information obtained during such inspection and shall report to Seller and Buyer only the amounts of payments due and payable. Such audits may be exercised during normal business hours upon reasonable prior written notice to Buyer. Seller shall bear the full cost of any such audit unless such audit discloses Buyer’s failure to make a Milestone Payment otherwise due under this Agreement, in which case, Buyer shall bear the full cost of such audit and shall remit to Seller, in accordance with this Agreement, the outstanding payment within [***] Business Days of the date the auditors’ written report is received by Buyer.

Section 4.4 Buyer Diligence. Except as set forth in the Exclusive License, after the Closing, Buyer shall have sole decision-making authority over the development, registration, manufacture, commercialization and other Exploitation of the Products; provided that Buyer shall, and shall cause its Affiliates, licensees, and sublicensees, as applicable, to, use Commercially Reasonable Efforts to develop, obtain Marketing Approval of, manufacture and commercialize at least one Product worldwide, including in the United States, the European Union and Asia.

Section 4.5 Further Assurances; Consents.

(a) Prior to Closing, each Party shall use commercially reasonable efforts to take such action as is reasonably necessary or appropriate in order to complete the transactions contemplated hereby on the terms and subject to the conditions set forth herein.

(b) After Closing, at the request of Buyer from time to time Seller shall use commercially reasonable efforts to obtain and deliver such Third Party consents and execute and deliver to Buyer such certificates, consents and other instruments of sale, conveyance, assignment and transfer, and take such other action, as may reasonably be requested by Buyer to more effectively sell, convey, assign and transfer to Buyer, to the extent required under this Agreement, the Purchased Assets. Further, following the Closing and until the date which is [***] Business Days from the Closing, Seller shall use commercially reasonably efforts to make the benefits of the Excluded Contract available to Buyer to the extent consistent with the terms of such Excluded Contract.

(c) To the extent any Assumed Contract does not permit assignment or transfer by Seller to Buyer pursuant to the Transaction Documents without the consent of a Third Party, and such consent is not obtained prior to Closing, Buyer shall waive the obligation to obtain such consent prior to Closing. In such case, Seller shall (i) use commercially reasonable efforts to obtain such consent promptly after the Closing, and (ii) until the earliest of: (a) the date all such consents are obtained, (b) the date all such Assumed Contracts expire or are terminated, or (c) the date which is [***] Business Days from the Closing, Seller and Buyer shall cooperate, in all commercially reasonable respects, to make the benefits of such Assumed Contract available to Buyer, to the extent consistent with the terms of such Assumed Contract (subject to reimbursement by Buyer of Seller’s costs), and Seller shall comply with all of its obligations under such Assumed Contract and, to the extent any Third Party is in breach of such Assumed Contract, enforce the terms and conditions of such Assumed Contract if requested by Buyer at Buyer’s expense.

(d) If, after the Closing, Buyer reasonably determines that an asset owned or licensed by Seller that was material to the Compounds (an “Omitted Asset”) was not transferred to Buyer at Closing as part of the Purchased Assets and notifies Seller in writing of the existence of such Omitted Asset and Buyer’s reasonable belief that such Omitted Asset constitutes a Purchased Asset, Seller shall cooperate in good faith with Buyer to determine whether such Omitted Asset should have been transferred to Buyer as a Purchased Asset, and if Seller agrees that such Omitted Asset should have been transferred to Buyer at Closing, Seller shall either (i) transfer and assign the Omitted Asset to Buyer or (ii) otherwise make the benefits of such Omitted Asset available to Buyer. Any consideration payable by Buyer for any such Omitted Assets shall be deemed to have already been included in the Purchase Price for the Purchased Assets. Notwithstanding the foregoing, Buyer shall be responsible for payment of any fees or costs associated with the transfer of any Omitted Assets.

Section 4.6 Covenant Not to Sue. To Seller’s Knowledge, the Purchased IP constitutes the entirety of the Intellectual Property Rights owned or controlled by Seller that is necessary or reasonably useful to Exploit the Compounds or Products as of the Closing Date. Seller covenants not to, directly or indirectly, bring any demand, claim, lawsuit, or action against Buyer, its Affiliates, licensees, sublicensees as well as their successors or assigns, and their respective subcontractors, suppliers, resellers, distributors, agents or users alleging infringement or misappropriation of any Intellectual Property Rights that Seller owns or controls as of the Closing.

Section 4.7 Post-Closing Finalization of Exclusive License. [***].

Article V.
INDEMNIFICATION

Section 5.1 Survival of Representations and Warranties and Covenants. The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive the Closing for the applicable period set forth in this Section 5.1, and any and all claims and causes of action for indemnification under this Article V arising out of the inaccuracy or breach of any representation, warranty, covenant or agreement of a Party must be made prior to the termination of the applicable survival period. The Parties agree that all of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and any and all claims and causes of action for indemnification under this Article V shall survive as follows:

(a) The respective representations and warranties of the Parties set forth in [***] shall survive [***];

(b) The representations and warranties of Seller set forth in [***] shall survive for [***] years after the Closing;

(c) All other representations and warranties of the Parties shall survive for [***] months after the Closing; and

(d) All covenants, agreements and obligations that do not have a specified term shall survive [***].

(e) Notwithstanding anything to the contrary provided for herein, the representations and warranties of Seller set forth in [***] shall survive [***].

Notwithstanding the foregoing (i) any obligation to indemnify, defend and hold harmless pursuant to this Section 5.1 shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable survival period, previously made a claim by delivering a written notice of such claim (stating in reasonable detail the basis of such claim) to the Indemnifying Party in accordance with Section 5.3, and (ii) this Section 5.1 shall not limit any covenant or agreement of the Parties which contemplates performance after the Closing.

Section 5.2 Obligation to Indemnify.

(a) Indemnification by Seller. Subject to the limitations set forth in this Article V, Seller agrees to indemnify, defend and hold harmless Buyer and its directors, managers, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Buyer Indemnitees”), from and against all Losses resulting from or related to:

(i) any breach or inaccuracy of any of the representations and warranties of Seller contained in this Agreement or any other Transaction Document;

(ii) any non-compliance with or breach of any covenant or agreement of Seller contained in this Agreement or any other Transaction Document; and

(iii) any Excluded Liability.

(b) Indemnification by Buyer. Subject to the limitations set forth in this Article V, Buyer agrees to indemnify, defend and hold harmless Seller and its directors, managers, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Seller Indemnitees”), from and against all Losses resulting from or related to:

(i) any breach or inaccuracy of any of the representations and warranties of Buyer contained in this Agreement or any other Transaction Document;

(ii) any non-compliance with or breach of any covenant or agreement of Buyer contained in this Agreement or any other Transaction Document;

(iii) any Assumed Liability; and

(iv) any Products marketed by Buyer and related to this Agreement, including the clinical development of any such Products from and after the Closing.

Section 5.3 Indemnification Procedures.

(a) Any Buyer Indemnitee or Seller Indemnitee making a claim for indemnification pursuant to this Article V (an “Indemnified Party”) must give the other Party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim (a “Claim Notice”) promptly after the Indemnified Party receives any written notice of any Proceeding against or involving the Indemnified Party by a Governmental Authority or other Third Party, or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification (“Claim”); provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to this Article V, except to the extent (and only to the extent) that such failure actually harms the Indemnifying Party. Such Claim Notice must contain a description of the Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known or reasonably ascertainable at such time; provided that such amount or estimated amount shall not be conclusive of the final amount, if any, of such Claim). Notwithstanding the foregoing, any claim for a breach of a representation or warranty or covenant must be delivered prior to the expiration of the applicable survival term set forth in Section 5.1.

(b) With respect to the defense of any Claim against or involving an Indemnified Party in which a Governmental Authority or other Third Party in question seeks recovery of a sum of money for which a Claim Notice is provided (i) the Indemnifying Party shall have the right to participate in the defense of each Claim, (ii) the Indemnified Party shall fully cooperate with the Indemnifying Party and provide access to any and all applicable documents and other information and Persons reasonably requested by the Indemnifying Party; provided that the Indemnified Party shall have no obligation to disclose any documents or other information to the extent such disclosure in the Indemnified Party’s reasonable judgment may adversely affect the attorney-client privilege or work product protections related to such documents or other information, and (iii) at its option an Indemnifying Party may at its own expense assume the defense and appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party.

(c) If the Indemnifying Party assumes the defense of any Claim pursuant to Section 5.3(b), the Indemnified Party will be entitled to participate in the defense of such Claim and to employ counsel of its choice for such purpose at its own expense; provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party assumes control of such defense; provided, further, that the Indemnifying Party will not be entitled to assume control of the defense of such claim, if:

(i) the Indemnifying Party fails to elect in writing to assume the defense of the Claim pursuant to Section 5.3(b) within ten (10) Business Days of receipt of the applicable Claim Notice,

(ii) a conflict of interest exists or could reasonably be expected to arise which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding, or

(iii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim;

provided, further, that, in each case, the Indemnified Party shall be prohibited from compromising or settling any Claim, including, without limitation, any Claim relating to Taxes that could reasonably be expected to have an adverse effect on the Taxes relating to the Purchased Assets in Tax periods (or portions thereof) beginning after the Closing Date, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d) In the event that the Indemnifying Party assumes the defense of such claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request. Regardless of which Party defends such claim, the other Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(e) Without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), the Indemnifying Party shall not enter into any settlement of any Claim for which the Indemnifying Party has assumed the defense pursuant to Section 5.3(b) if (i) pursuant to or as a result of such settlement, such settlement would result in any liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or (ii) the settlement involves anything other than monetary damages. If a firm offer is made to settle such Claim, which offer the Indemnifying Party is permitted to settle under this Section 5.3, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnified Party to that effect. If the Indemnified Party objects to such firm offer within [***] Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such claim and, in such event, the maximum liability of the Indemnifying Party as to such claim shall not exceed such amount of such settlement offer payable by the Indemnifying Party hereunder, plus other Losses paid or incurred by the Indemnified Party up to the point such notice had been delivered to the Indemnified Party.

Section 5.4 Subrogation. After any indemnification payment is made to any Indemnified Party pursuant to this Article V (other than by offset), the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any Third Party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence (other than by offset) shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

Section 5.5 Right of Offset. [***] .

Section 5.6 Insurance Proceeds. The amount of any Losses required to be reimbursed under this Article V sustained by an Indemnified Party shall be reduced by any amount received by such Indemnified Party with respect thereto under any insurance coverage or from any other Person alleged to be responsible therefore (net of any expenses incurred in recovering such monies, any deductible and any increase in premiums as a result of such claim); provided, the amount of such reduction shall not exceed the amount of such Losses; provided, further, the Indemnified Party shall be entitled to seek indemnification pursuant to this Article V for the amount of such Losses net of the amount of such reductions (net of any expenses incurred in recovering such monies, any deductible and any increase in premiums as a result of such claim). The Indemnified Parties shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other Person alleged to have responsibility. If an Indemnified Party receives an amount under insurance coverage or from such other Person with respect to Losses sustained at any time subsequent to any indemnification payment pursuant to this Article V, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party.

Section 5.7 Duty to Mitigate. Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate to the fullest extent reasonably practicable the amount of any Losses for which it is entitled to seek indemnification under this Article V, and the Indemnifying Party shall not be required to make any payment to an Indemnified Party in respect of such Losses to the extent such Losses arise from the failure of the Indemnified Party to comply with the foregoing obligation. All reasonable costs and expenses incurred in connection with such mitigation shall be included as indemnifiable Losses to the extent reasonably incurred in an effort to mitigate an indemnifiable Loss.

Section 5.8 Remedies; Limitations on Indemnity.

(a) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the term “Losses” include any punitive, special, indirect, exemplary or consequential damages (including lost profits, loss of business opportunity, multiple based damages, diminution in value or loss of goodwill), except for any such Losses due to the Fraud of an Indemnified Party, provided that Losses may include any indirect damages actually awarded to Seller after the Closing for which Seller is responsible pursuant to Section 5.2(a).

(b) No Indemnifying Party shall be liable for any claim for indemnification pursuant to Section 5.2(a) and Section 5.2(b), as applicable, unless and until the Losses for such claim, in the aggregate, exceeds the [***], whereupon the applicable Indemnifying Party shall be liable for the full amount of all Losses in excess of the [***]. Notwithstanding the foregoing, the [***] shall not apply to any Losses arising from Fraud.

(c) No Indemnifying Party shall be liable for any Losses with respect to claims for indemnification pursuant to Section 5.2(a) and Section 5.2(b), as applicable, in excess of the [***].

(d) Each Party acknowledges and agrees that the remedies provided for in this Article V shall be its sole and exclusive remedy with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary contained in the foregoing, nothing herein shall (i) limit the liability of any Party for Fraud (except as set provided in Section 5.8(c)) or (ii) prevent any Party from seeking the remedies of specific performance or injunctive relief in connection with a breach of a covenant or agreement of any Party contained herein or in any Transaction Document, subject to Section 6.11.

(e) Any Loss under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement. No Person shall be entitled to indemnification, compensation or reimbursement under this Article V for any amount of Losses to the extent such Person or its Affiliate has previously been indemnified, compensated or reimbursed for such amount of Losses under this Article V or otherwise.

(f) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties accordingly agree that they shall be entitled to seek a temporary injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court in New York, in addition to any other remedy to which they are entitled at law or in equity.

Article VI.
MISCELLANEOUS

Section 6.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Applicable Law” means all federal, provincial, state, local or foreign law (including United States), (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement.

“Applicable Rate” means the rate per annum equal to the rate as published in The Wall Street Journal on the date the payment is due.

“Blackstone Agreement” means the Amended and Restated Purchase and Sale Agreement, dated as of November 14, 2018, by and among Galera Therapeutics, Inc., Clarus IV Galera Royalty AIV, L.P., et al., as amended by Amendment No. 1 thereto dated May 11, 2020, and the Second Amendment thereto dated August 27, 2025.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or governmental order to close.

“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

[***].

“Change of Control” means, with respect to Buyer, from and after the Closing Date, a transaction involving Buyer in which: (a) any Person or group of Persons becomes the beneficial owner (directly or indirectly) of more than 50% of the voting securities of Buyer or its ultimate parent entity, as applicable; (b) Buyer or its ultimate parent entity, as applicable consolidates with or merges into or with another Person pursuant to a transaction in which more than 50% of the voting securities of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting securities of Buyer or its ultimate parent entity, as applicable, immediately preceding such consolidation or merger; or (c) Buyer and its Affiliates sell, transfer, exclusively license or otherwise dispose to another Person all or substantially all of their assets or all or substantially all of their assets relating to the subject matter of this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, [***].

“Compounds” mean (a) Seller’s small molecule known as GC4419 with the chemical structure set forth on Schedule 1.5(e)-1 (“GC4419”), (b) Seller’s small molecule known as GC4711 with the chemical structure set forth on Schedule 1.5(e)-2 (“GC4711”), and [***].

“Confidential Information” means all information and data, regardless of form, including a formula, pattern, compilation, program, method, technique, process, inventory, biological material, chemical, physical material, gene sequence, amino acid sequence, chemical structure or activity, design, prototype, drawings, samples, source code, business plan, business opportunity, customer or personnel list, or financial statement proprietary to a Party or its Affiliate, except any portion thereof which:

(i) is known to the receiving Party prior to receipt from the disclosing Party, as established by contemporaneously created written records;

(ii) is disclosed to the receiving Party by a Third Party, as evidenced by the receiving Party’s contemporaneously created written records, who is under no obligation of confidentiality to the disclosing Party with respect to such information and who otherwise has a right to make such disclosure;

(iii) is or becomes published, as evidenced by a written version thereof, or generally known in the trade through no fault of the receiving Party; or

(iv) is independently developed by the receiving Party, without resort to the disclosing Party’s Confidential Information, by persons having no access thereto, as evidenced by the receiving Party’s contemporaneously created written records.

All information and data solely related to the Compounds included within the Purchased Assets that immediately prior to Closing constitutes Confidential Information of Seller (without regard to clause (i) or (ii) above) shall, from and after Closing, be deemed to constitute Confidential Information of Buyer, except that Seller and its Affiliates shall continue to have the right to use such information and data for the purposes set out in Section 4.1 or to otherwise use and disclose such Confidential Information as expressly permitted under this Agreement.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment, obligation, understanding, or undertaking of any nature (including, without limitation, leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, covenants not to compete, covenants not to sue, confidentiality agreements, options and warranties).

“Data Room” means [***].

[***].

“Domain Names” means domain names in the United States and all other nations throughout the world, whether registered or unregistered and pending applications to register the same.

“EMA” means the European Medicines Agency and any successor agency or authority having substantially the same function.

“Excluded Contract” means the Master Services Agreement, effective as of June 13, 2023, between Seller and Capella Imaging, Inc.

“Exclusive License” means [***].

“Excluded Confidentiality Agreements” means those confidential disclosure agreements and other similar agreements containing obligations of confidentiality set forth on Schedule 1.1(b)-1.

“Exploit” means to develop, make, have made, import, use, sell or offer for sale, including to research, study, commercialize, register, manufacture, have manufactured, modify, improve, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold, dispose of or otherwise exploit or have exploited, and “Exploitation” means the act of Exploiting a compound, product candidate, product or process.

“FDA” means the United States Food and Drug Administration and any successor agency or authority having substantially the same function.

“Fraud” means [***].

“Governmental Authority” means any nation or government, any provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

“IND” means (a) an application submitted to the FDA for authorization to commence clinical studies, including an Investigational New Drug Application as defined in 21 C.F.R. Part 312 or any successor application or procedure submitted to the FDA, (b) an equivalent application to the applicable Governmental Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction, and (c) all supplements, amendments, variations, extensions and renewals thereof that may be submitted with respect to the foregoing in (a)-(b).

“Intellectual Property Rights” means (i) Patents, (ii) Trademarks, (iii) Know-How, (iv) industrial designs (whether or not registered), (v) all rights in all of the foregoing provided by treaties, conventions and common law, (vi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, and (vii) any other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“Inventory” means the Compounds, materials, standards and controls solely used with respect to the Compounds, including all ingredients and materials purchased by Seller for the manufacture of the Compounds (which may typically be referred in a manufacturing campaign documentation as the “Drug Substance”, “DS” or “API”) and finished dosage form containing same (which may typically be referred to in a manufacturing campaign documentation as the “Drug Product” or “DP”), further including all reference standards used in the production and evaluation of the foregoing.

“Know-How” means any and all tangible, proprietary, confidential, research, technical and scientific information that is not in the public domain, including information relating to materials, discoveries, unpatented inventions, improvements, practices, methods, protocols, operating manuals, databases, formulas, knowledge, trade secrets, technologies, processes, assays, sources, skills, experience, techniques, data and the results of experimentation and testing.

“Knowledge” means, [***].

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means all debts, liabilities and obligations (including with respect to Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, determined, determinable or indeterminable, asserted or unasserted, known or unknown, including those arising under any Legal Requirements or Proceeding and those arising under any Contract.

“Losses” means any loss, claim, Liability, damage, fee, obligation, judgment, settlement, interest, penalty, fee, charge, consequential damages, cost and expense, including costs of investigation and defense and fees and expenses of lawyers, accountants, experts and other professionals.

“Marketing Approval” means, with respect to any Product in a country or regulatory jurisdiction, the approval by the applicable Governmental Authority in such country or jurisdiction of an NDA for such Product in such country or jurisdiction.

“Material Adverse Effect” means any change, circumstance or effect that, individually or in the aggregate, would or would reasonably be expected to (i) have a materially adverse effect on the Purchased Assets taken as a whole, including the value thereof or on Buyer’s ability to receive, operate and develop the Purchased Assets taken as a whole free of Liens (other than Permitted Liens) pursuant hereto; provided, however, that none of the following changes, effects, events, circumstances or occurrences shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes or effects in general economic or financial conditions; (b) changes in Applicable Laws; (c) changes or effects that generally affect the pharmaceutical or medical device industry; (d) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; or (e) changes or effects arising out of or attributable to the public announcement of the transactions contemplated by this Agreement or the compliance with the provisions of this Agreement, or (ii) prevent or materially delay consummation of the transactions contemplated hereby.

“NDA” means (a) in the United States, a New Drug Application (as described in 21 C.F.R. §314.50 et seq. or its successor regulation) filed with the FDA, or (b) in any other country or regulatory jurisdiction, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Governmental Authority in such country or group of countries.

“Net Sales” means Product Net Sales, as such term is defined in the Blackstone Agreement.

“Patents” means national and multinational statutory invention registrations, patents and patent applications (including provisional applications), as well as all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations and all foreign counterparts thereof, registered or applied for in the United States and all other nations throughout the world.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Phase III Clinical Trial” means a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied, as further described in 21 C.F.R. §312.21(c) (as hereafter modified or amended), which is designed and intended to be of a size and statistical power sufficient to serve as the pivotal study to support the filing of an application for regulatory and marketing approval for the indication being studied (including an equivalent clinical trial conducted in any country other than the United States).

“Proceeding” means any action, suit, litigation, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.

“Product” means the pharmaceutical product owned and controlled by Buyer containing any Compound.

“Purchased IP” means [***].

“Purchased Patents” means [***].

“Regulatory Filings and Approvals” means, with respect to any pharmaceutical or medical device product in any jurisdiction, any and all regulatory applications, filings, approvals, and associated correspondence required to develop, manufacture, market, sell, and import such product in, or into, any jurisdiction, and all approvals from any regulatory authority necessary for the sale of such product in a given jurisdiction in accordance with all Legal Requirements.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, including any interest, penalty or addition thereto, imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means, with respect to any Party, any Person other than such Party. “Third Party” shall not include any Affiliate of a Party, except where the context otherwise requires.

[***].

“Trademarks” means trademarks, service marks, trade dress, logos, slogans, 800 numbers, Domain Names, URLs, trade names, service names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, and combinations thereof, and all common law rights, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the Patent Assignment.

“Transfer Taxes” means any and all transfer, documentary, sales (including any goods and services tax or harmonized sales tax), use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including recording and escrow fees and any real property or leasehold interest transfer or gains Tax and any similar Tax, but excluding any income tax).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Valid Claim” means a claim of an issued and unexpired patent, or a pending claim of a patent application that is being prosecuted, that has not been held unpatentable, invalid or unenforceable by a Governmental Authority of competent jurisdiction or has not been admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise; provided, however, that if the holding of such Governmental Authority is later reversed by a Governmental Authority with overriding authority, the claim shall be reinstated as a Valid Claim after the date of such reversal; and further provided that such pending claim of a patent application has not been pending for more than five (5) years after the date on which it was first filed.

Section 6.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; upon receipt if transmitted by email; the day after it is sent, if sent for next day delivery to a U.S. address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, as follows:

If to Buyer:

Biossil Inc.
130 Queens Quay East,
Suite 1220

Toronto, ON, Canada
Attn: Anthony Mouchantaf
[***]

If to Seller:

Galera Therapeutics, Inc.
101 Lindenwood Drive, Suite 225
Malvern, PA 19355
Attn: President & Chief Executive Officer, Mel Sorensen

With a copy (which shall not constitute notice) to:

Sidley Austin LLP
2850 Quarry Lake Drive, Suite 280
Baltimore, MD 21209
[***]

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

Section 6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York as such laws are applied to agreements between residents of the State of New York that are entered into in the State of New York.

Section 6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 6.5 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the documents referred to herein, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

Section 6.6 Amendment and Modification. This Agreement may be amended or modified only by written agreement of the Parties hereto.

Section 6.7 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 6.8 Assignability. This Agreement shall not be assignable by any Party hereto without the prior written consent of the other Party except that (a) Buyer may assign its rights and obligations under this Agreement to any Affiliate of Buyer without the prior written consent of Seller, provided that such assignee continues to be an Affiliate of Buyer; (b) Seller may assign its rights and obligations hereunder to any acquiror of all or substantially all of the assets of Seller, including an assignment by operation of law, without the prior written consent of Buyer; and (c) Seller may assign any or all of its right to receive payments hereunder without the prior written consent of Buyer.

Section 6.9 Interpretation Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term “or” is disjunctive but, depending on the context, not necessarily exclusive. The terms “include” and “including” are not limiting and mean “including without limitation.” Use of a particular gender is for convenience only and is not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(f) The Schedules and Exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.

Section 6.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction.

Section 6.11 Obligations of Party’s Affiliates. Each Party shall cause its Affiliates that are entities to perform any obligations of such Party and its Affiliates that are entities in connection with the Purchased Assets and the consummation of the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

SELLER:

GALERA THERAPEUTICS, INC.

By:
Name: J. Mel Sorensen
Title: President & CEO

GALERA LABS, LLC

By: Galera Therapeutics, Inc., its Sole Member

By:
Name: J. Mel Sorensen
Title: President & CEO

BUYER:

BIOSSIL INC.

By:
Name: Anthony Mouchantaf
Title: Chief Executive Officer